EXHIBIT 99.1


CAPRIUS, INC.
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One Parker Plaza, Fort Lee, NJ 07024
(201) 592-8838 o Fax: (201) 592-9430


FOR IMMEDIATE RELEASE
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COMPANY CONTACT:    Beverly Tkaczenko @ (201) 592-8838
                    Email:  beverlyt@caprius.com


                CAPRIUS, INC. EFFECTS 1-FOR-20 REVERSE SPLIT AND
                       CHANGE OF TRADING SYMBOL TO "CAPS"


FORT LEE, NJ, APRIL 5, 2005: - Caprius, Inc. (OTCBB: CAPR) today announced that effective on the opening of trading on Tuesday, April 5, 2005, our outstanding Common Stock will be reverse split on a 1-for-20 basis. The trading symbol for our new post-split shares will be "CAPS" on the OTC Bulletin Board. In lieu of fractional shares, the new shares will be rounded down to the lowest whole share, provided that at least one new share is issued in exchange.

Upon the reverse split, all of the Series C Convertible Preferred Stock issued in connection with our February 2005 placement will automatically convert into the post-split shares of Common Stock. After the reverse split and the Preferred Stock conversion, we have outstanding 3,321,673 shares of Common Stock.

George Aaron, Caprius' CEO stated "the reverse split fulfills one post-closing step of our recent financing."

Caprius, Inc. headquartered in Fort Lee, NJ is engaged in manufacturing proprietary equipment for on-site medical waste disposal through its subsidiary, M.C.M. Environmental Technologies, Inc. (MCM). The Company's SteriMed units simultaneously shred and disinfect regulated medical waste, reducing its volume up to 90%, and rendering it harmless for disposal as ordinary waste. The SteriMed System is environmentally friendly and efficiently disinfects the infectious clinical waste, including among others, sharps, dialyzers, blood lines, bandages, plastic tubing and glass, in a 15-minute cycle. The MCM patent technology is an alternative to hauling and incinerating medical waste. In the U.S., medical waste is a $3 billion market. More information on the Company and MCM can be found at WWW.CAPRIUS.COM or WWW.MCMETECH.COM.

SAFE HARBOR STATEMENT:
The statements made in this press release that are not historical fact are "forward-looking statements" which are based upon current expectations that include a number of risks and uncertainties. Additional factors that could potentially affect the Company's financial results may be found on the Company's filings with the Securities and Exchange Commission (www.sec.gov).


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